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                                                                  EXHIBIT (d)(1)

                THE MALCOLM I. GLAZER FAMILY LIMITED PARTNERSHIP
                                639 ISBELL ROAD
                                  SUITE # 390
                               RENO, NEVADA 89509

                                                               November 11, 2002

Zapata Corporation
100 Meridian Centre, Suite 350
Rochester, New York 14618

Attention: Leonard DiSalvo, Vice President -- Finance

Dear Len:

     You have informed me that Zapata Corporation ("ZAPATA") intends to commence a self-tender offer for the purchase of up to 500,000 shares of common stock at a price to be determined. This letter is to confirm that neither the Malcolm I. Glazer Family Limited Partnership (the "GLAZER PARTNERSHIP") nor I intend to participate in the tender offer and that neither of us intend or contemplate engaging, or causing Zapata to engage, in a "Going Private Transaction" as defined in the Shareholders' Agreement dated May 30, 1997 (the "1997 AGREEMENT") among Zapata, the Glazer Partnership and me. I hereby confirm and ratify the 1997 Agreement and acknowledge that it is in full force and effect. I further confirm to you that any such future Going Private Transaction will be subject to the terms and conditions of the 1997 Agreement, including the required prior approval of a special committee of disinterested directors and the receipt of a fairness opinion from a national independent investment banking firm engaged by the special committee, all as more specifically provided for therein. All capitalized terms used herein and not otherwise defined shall have the meaning given there to in the 1997 Agreement.

     The Glazer Partnership and I both agree that the 1997 Agreement shall be, and hereby is amended, to change the governing law of the 1997 Agreement from the internal laws of the State of Delaware to the internal laws of the State of Nevada. I hereby acknowledge that you have directed me to send any future notices under the 1997 Agreement to you at the above address. Except for such modifications, all other terms and conditions of the 1997 Agreement shall remain the same and in full force and effect and that such agreement, as amended hereby, constitutes the entire agreement among us concerning the subject matter thereof.

                                          THE MALCOLM I. GLAZER FAMILY
                                          LIMITED PARTNERSHIP

                                          By: Malcolm I. Glazer GP, Inc.,
                                          General Partner

                                          By: /s/ MALCOLM GLAZER
                                            ------------------------------------
                                          Name: Malcolm I. Glazer
                                          Title:  President

                                                 /s/ MALCOLM I. GLAZER
                                          --------------------------------------
                                                    Malcolm I. Glazer
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     The undersigned hereby signs this letter agreement for the sole purpose of amending the 1997 Agreement.

                                          ZAPATA CORPORATION

                                          By: /s/ LEONARD DISALVO
                                            ------------------------------------
                                          Name: Leonard DiSalvo
                                          Title:  Vice President -- Finance

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